Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-4 of Byline Bancorp, Inc. of our report dated April 7, 2017, except for the effects of the re-incorporation and share exchange discussed in Note 26 — Subsequent Events to the consolidated financial statements, as to which the date is June 19, 2017, relating to the consolidated financial statements of Byline Bancorp, Inc. and Subsidiaries, and to the reference to our firm under the heading “Experts” in the Joint Proxy Statement/ Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Portland, Oregon

February 8, 2018